Exhibit 99.1
For Immediate Release

UNITED THERAPEUTICS CORPORATION REPORTS
FIRST QUARTER 2023 FINANCIAL RESULTS
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., May 3, 2023: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced its financial results for the quarter ended March 31, 2023. Total revenues in the first quarter of 2023 grew 10% year-over-year to $506.9 million, compared to $461.9 million in the first quarter of 2022.
“The hard work and determination of our over 1,000 Unitherians during the first quarter of this year allowed us to reach over $500 million in revenue for the second quarter ever,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer. “And to sustain our mission to help patients in need, our clinical team continues to progress our four registration studies in progress: the two TETON studies of Tyvaso in idiopathic pulmonary fibrosis, the ADVANCE OUTCOMES study of ralinepag in pulmonary arterial hypertension, and the clinical study of our CLES ex vivo lung perfusion technology.”
“We are extremely pleased with the underlying strength of our Tyvaso franchise, highlighted by record referrals and starts during the quarter and net patient additions in line with prior quarters,” said Michael Benkowitz, President and Chief Operating Officer. “Our other core products also performed well, led by Orenitram which achieved record revenues in the first quarter.”
First Quarter 2023 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022

Total revenues	$506.9	$461.9	$45.0	10%
Net income	$240.9	$239.9	$1.0	—%
Net income, per basic share	$5.20	$5.31	$(0.11)	(2)%
Net income, per diluted share	$4.86	$5.03	$(0.17)	(3)%
Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022
Net product sales:
Tyvaso®(1)	$238.4	$172.0	$66.4	39%
Remodulin®(2)	121.4	131.7	(10.3)	(8)%
Orenitram®	88.2	82.8	5.4	7%
Unituxin®	49.1	55.6	(6.5)	(12)%
Adcirca®	7.3	9.8	(2.5)	(26)%
Other	2.5	10.0	(7.5)	(75)%
Total revenues	$506.9	$461.9	$45.0	10%
(1)Net product sales include both the drug product and the respective inhalation devices for both nebulized Tyvaso Inhalation Solution and the dry powder version known as Tyvaso DPI®.
(2)Net product sales include sales of infusion devices, such as the Remunity® Pump.

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Net product sales from our treprostinil-based products (Tyvaso, Remodulin, and Orenitram) grew by $61.5 million, or 16%, for the first quarter of 2023, as compared to the first quarter of 2022. The growth in Tyvaso revenues resulted primarily from an increase in quantities sold. The increase in quantities sold was driven by our launch of sales of Tyvaso DPI in June 2022 and continued growth in the number of patients following the Tyvaso label expansion in March 2021 to include the treatment of pulmonary hypertension associated with interstitial lung disease.
Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022
Category:
Cost of sales	$52.7	$26.6	$26.1	98%
Share-based compensation benefit(1)	(0.4)	(0.7)	0.3	43%
Total cost of sales	$52.3	$25.9	$26.4	102%
(1)Refer to Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended March 31, 2023 increased as compared to the same period in 2022, primarily due to an increase in Tyvaso DPI royalty expense and product costs, following the commercial launch of the product in June 2022.
Research and development expense. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022
Category:
External research and development(1)	$45.1	$40.6	$4.5	11%
Internal research and development(2)	34.4	32.0	2.4	8%
Share-based compensation expense (benefit)(3)	1.3	(3.6)	4.9	136%
Impairments(4)	—	—	—	—%
Other(5)	2.1	—	2.1	NM(6)
Total research and development expense	$82.9	$69.0	$13.9	20%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before FDA approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before FDA approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)Refer to Share-based compensation below.
(4)Impairments primarily includes impairment charges to write down the carrying value of in-process research and development and of certain property, plant, and equipment as a result of research and development activities. There were no impairment charges during the three months ended March 31, 2023 and March 31, 2022.
(5)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
(6)Calculation is not meaningful.

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Research and development expense, excluding share-based compensation. Research and development expense for the three months ended March 31, 2023 increased as compared to the same period in 2022, primarily due to increased expenditures related to the TETON clinical studies of Tyvaso in patients with idiopathic pulmonary fibrosis.
Selling, general, and administrative expense. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022
Category:
General and administrative	$83.7	$81.3	$2.4	3%
Sales and marketing	16.9	14.5	2.4	17%
Share-based compensation benefit(1)	(13.3)	(16.8)	3.5	21%
Total selling, general, and administrative expense	$87.3	$79.0	$8.3	11%
(1)    Refer to Share-based compensation below.
Share-based compensation. The table below summarizes share-based compensation benefit by major category (dollars in millions):

	Three Months Ended March 31,		Dollar Change	Percentage Change
	2023	2022
Category:
Stock options	$4.9	$5.5	$(0.6)	(11)%
Restricted stock units	12.2	6.3	5.9	94%
Share tracking awards plan (STAP)	(30.0)	(33.4)	3.4	10%
Employee stock purchase plan	0.5	0.5	—	—%
Total share-based compensation benefit	$(12.4)	$(21.1)	$8.7	41%
The decrease in share-based compensation benefit for the three months ended March 31, 2023, as compared to the same period in 2022, was primarily due to: (1) an increase in restricted stock unit expense driven by an increase in the number of awards granted and remaining outstanding for the three months ended March 31, 2023, as compared to the same period in 2022; and (2) a decrease in STAP benefit driven by a 19 percent decrease in our stock price and fewer awards remaining outstanding for the three months ended March 31, 2023, as compared to the same period in 2022.
Other (expense) income, net. The change in other (expense) income, net for the three months ended March 31, 2023, as compared to the same period in 2022, was primarily due to net unrealized gains and losses on equity securities.
Income tax expense. Income tax expense for the three months ended March 31, 2023 and 2022 was $51.0 million and $68.8 million, respectively. Our effective income tax rate (ETR) for the three months ended March 31, 2023 and 2022 was 17 percent and 22 percent, respectively. Our ETR for the three months ended March 31, 2023 decreased compared to our ETR for the three months ended March 31, 2022 primarily due to increased excess tax benefits from share-based compensation.
Webcast
We will host a webcast to discuss our first quarter 2023 financial results on Wednesday, May 3, 2023, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations/default.aspx. A replay of the webcast will also be available at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun, we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for

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patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/PBC.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to: our efforts to sustain our mission to help patients in need, our clinical trials and other research and development plans, including the TETON studies of Tyvaso, the ADVANCE OUTCOMES study of ralinepag, our clinical study of the CLES ex vivo lung perfusion technology, and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs, providing superior financial performance for shareholders, and providing our communities with earth-sensitive energy utilization. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of May 3, 2023, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation and/or its subsidiaries.
ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
Dewey Steadman at (202) 919-4097
Email: ir@unither.com

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended March 31,
	2023	2022
	(Unaudited)
Total revenues	$506.9	$461.9
Operating expenses:
Cost of sales	52.3	25.9
Research and development	82.9	69.0
Selling, general, and administrative	87.3	79.0
Total operating expenses	222.5	173.9
Operating income	284.4	288.0
Interest income	29.2	4.3
Interest expense	(13.8)	(4.7)
Other (expense) income, net	(7.9)	22.8
Impairment of investment in privately-held company	—	(1.7)
Total other income, net	7.5	20.7
Income before income taxes	291.9	308.7
Income tax expense	(51.0)	(68.8)
Net income	$240.9	$239.9
Net income per common share:
Basic	$5.20	$5.31
Diluted	$4.86	$5.03
Weighted average number of common shares outstanding:
Basic	46.3	45.2
Diluted	49.6	47.7

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

March 31, 2023
Cash, cash equivalents, and marketable investments	$4,629.0
Total assets	6,346.0
Total liabilities	1,222.8
Total stockholders’ equity	5,123.2

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